Exhibit 99.2

National Technical Systems Announces the Transition of Its Executive Officers

CALABASAS, Calif.--(BUSINESS WIRE)--May 2, 2005--National Technical Systems, Inc. (Nasdaq:NTSC) is pleased to announce the transition of its executive officers. Dr. Jack Lin has relinquished his position as Chief Executive Officer ("CEO") and will remain as Chairman of the Board ("COB"), expending his energies on the COB position. Effective May 1, 2005, William C. McGinnis assumed the CEO position.

Dr. Lin, age 72, commented: "I am pleased to turn the reins of the Company over to Bill McGinnis. The management team under Bill has demonstrated the skills, energy, and enthusiasm to complete the present strategic plan. This transition and the training of Bill McGinnis has been an intense, six-year program. McGinnis has been with the Company for 25 years and has served in a number of increasingly responsible roles; Project Engineer, Facility Manager, Vice President of Operations, and President/COO. He is a natural leader and deserves the promotion. I know he will represent the Company well and will contribute much to the future development and growth of the organization."

In his role as Chairman, Dr. Lin will remain an employee of the Company and help guide its future strategies and direction. He is a co-founder of the Company.

McGinnis, age 46, stated: "I am honored to accept the role as CEO. I recognize that Dr. Lin has been an exceptional leader of NTS since its inception. I certainly have some big shoes to fill. However, I know the team that has been created by both Dr. Lin and myself is up to the challenge and we remain committed to execute our plans with the goal of growing this Company into a first-class, international, full-service engineering, testing and compliance organization. I am also pleased to announce the appointment of Doug Briskie and Dwight Moore as Co-Presidents of Engineering and Evaluation, our largest group, which currently consists of 16 laboratories nationally and internationally."

About National Technical Systems, Inc:

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as


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of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: National Technical Systems
Lloyd Blonder, 818-591-0776
or
BPC Financial Marketing
John Baldissera, 800-368-1217 or 949-474-4300

SOURCE: National Technical Systems, Inc.


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